SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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☐	Definitive Additional Materials
☐	Soliciting Material Under to Rule 14a-12

CDW Computer Centers, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF

ANNUAL MEETING

OF SHAREHOLDERS

AND

PRELIMINARY PROXY STATEMENT

May 21, 2003

CDW Computer Centers, Inc.
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

CDW COMPUTER CENTERS, INC.

CDW COMPUTER CENTERS, INC.
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

April ____, 2003

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of CDW Computer Centers, Inc. (“CDW”) scheduled for 5:00 p.m. on Wednesday, May 21, 2003 at CDW’s office located at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

I believe the Annual Meeting provides an excellent opportunity for you to become better acquainted with CDW and our management team. Members of the Board of Directors, management and I look forward to personally greeting those shareholders who are able to attend the Annual Meeting. You will not need to present a ticket to attend the Annual Meeting.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. You may revoke your proxy by a later dated proxy or vote in person at the meeting, if you prefer. The Board of Directors and I thank you for your continued support and hope that you will attend the meeting.

Sincerely yours,

John A. Edwardson Chairman

CDW COMPUTER CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2003

The Annual Meeting of Shareholders of CDW Computer Centers, Inc. (the “Company” or “CDW”) will be held at 5:00 p.m. on Wednesday, May 21, 2003 at CDW’s office located at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045 for the purpose of considering and voting on:

1.        The election of ten directors. Management’s nominees are named in the accompanying Proxy Statement.

2.        The ratification of the selection of PricewaterhouseCoopers LLP, independent accountants, as auditors for the Company for the year ending December 31, 2003.

3.        The approval of an amendment to the Company’s Articles of Incorporation to change the Company’s name to “CDW Corporation.”

4.        The approval of a change in the Company’s corporate structure.

5.        Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed April 4, 2003 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the meeting. Only holders of record of the Company’s stock at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

YOUR VOTE IS IMPORTANT TO CDW. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, UNLESS YOU INTEND TO VOTE ELECTRONICALLY OR IN PERSON AT THE MEETING. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

Your signed and dated proxy card should be returned to:

51 Mercedes Way Edgewood, New York 11717

/s/ Christine A. Leahy
Christine A. Leahy Vice President, General Counsel and Corporate Secretary

Vernon Hills, Illinois

April ____, 2003

YOUR VOTE IS IMPORTANT TO CDW

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY OR VOTE ELECTRONICALLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

CDW COMPUTER CENTERS, INC.

200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

PRELIMINARY PROXY STATEMENT

ANNUAL MEETING - MAY 21, 2003

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CDW Computer Centers, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders on Wednesday, May 21, 2003 (the “Annual Meeting of Shareholders” or “Annual Meeting”), and at any and all adjournments thereof.

This Proxy Statement and the accompanying proxy card are first being distributed to shareholders on or about April 11, 2003. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail and electronic delivery, some of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, email, facsimile, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals and the Company will reimburse them for postage and clerical expense in doing so.

Votes cast by proxy, electronically or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not-voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Accordingly, an abstention will have the same effect as a vote against such matter. Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made in an otherwise properly executed proxy, the shares will be voted “FOR” the election of management’s nominees as directors and “FOR” the other proposals listed. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

If you would like to vote electronically or to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future Proxy Statements and Annual Reports over the Internet, next year you will receive an email with instructions on how to view those materials and vote.

Proxies may be revoked at any time prior to the exercise thereof either in person at the Annual Meeting or by filing with the Secretary of the Company, at the Company’s executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Company are located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061.

Unless otherwise indicated, all information provided herein is given as of the date hereof.

Voting Securities

The securities of the Company entitled to be voted at the meeting consist of shares of its Common Stock, $0.01 par value (“Common Stock”). Each share of Common Stock is entitled to one vote on all matters. On April 4, 2003 (the “Record Date”), [                       ] shares of Common Stock were issued and outstanding. In addition, on that date, [         ] shares were held in Treasury by the Company and deemed issued but not outstanding.

Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting. There are no cumulative voting rights. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining the existence of a quorum.

Assuming a quorum is present in person or by proxy, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote is required for the election of directors and the ratification of the selection of independent accountants. Assuming a quorum is present in person or by proxy, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for the approval of an amendment to the Company’s Articles of Incorporation to change the Company’s name and the approval of the Company’s change in corporate structure.

Shareholder Proposals

Any shareholder desiring to include a proposal in the Company’s proxy soliciting material for the next regularly scheduled Annual Meeting of Shareholders (for the year ending December 31, 2003) must submit their proposal, in writing, directed to the Company’s executive offices not later than December 17, 2003. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities Exchange Act of 1934, as amended, in order for such proposal to be considered for inclusion in the 2004 Proxy Statement.

In addition, pursuant to the rules and regulations of the Securities and Exchange Commission, at the Company’s 2004 Annual Meeting of Shareholders the proxy holders appointed by the Company may exercise discretionary authority when voting on a shareholder proposal properly presented at such meeting that is not included in the Company’s Proxy Statement for such meeting if such proposal is received by the Company after March 1, 2004. If notice of a shareholder proposal is received by the Company on or prior to such date and such proposal is properly presented at the 2004 Annual Meeting but such proposal is not presented in the Company’s Proxy Statement for such meeting, the proxy holders appointed by the Company may exercise discretionary authority if in such Proxy Statement the Company advises shareholders of the nature of such proposal and how the proxy holders appointed by the Company intend to vote on such proposal, provided that the proxy holders appointed by the Company may not exercise such discretionary authority if the shareholder submitting such proposal satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate Proxy Statement to the Company’s shareholders.

All shareholder proposals should be directed to the Secretary of the Company.

Security Ownership

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at February 28, 2003, except where noted below, by: (i) each person or group that is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Officers (as herein defined); and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective shareholders to the Company.

	Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Michael P. Krasny (1) (2)	23,569,612	28.1%
A I M Management Group, Inc. (3)	5,951,513	7.1%
Michelle L. Collins (4)	58,796	*
Casey G. Cowell (5)	149,740	*
Douglas E. Eckrote (6)	103,653	*
John A. Edwardson (7)	870,121	1.0%
Daniel S. Goldin	0	*
Harry J. Harczak, Jr. (8)	61,645	*
Donald P. Jacobs (9)	12,000	*
Daniel B. Kass (10)	151,900	*
Terry L. Lengfelder	1,000	*
James R. Shanks (11)	22,662	*
Susan D. Wellington	400	*
Brian E. Williams (12)	14,418	*
Gregory C. Zeman (13)	960,764	1.1%
All directors and executive officers as a group (18 persons) (14)	24,892,286	29.3%

______________

*    Less than 1%

   (1)    The address for Mr. Krasny is care of the executive offices of the Company.

   (2)    Includes 1,108,864 shares remaining subject to the MPK Stock Option Plan (all of which shares are also included in the holdings of Messrs. Zeman and Kass above) and 38,305 shares owned by Mr. Krasny’s minor stepson. Mr. Krasny disclaims beneficial ownership with respect to the shares subject to the MPK Stock Option Plan.

   (3)    The address for A I M Management Group, Inc. is 11 Greenway Plaza, Suite 100, Houston, TX 77046. The number of shares beneficially owned was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 10, 2003.

   (4)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 56,796 shares of Common Stock granted pursuant to the CDW Director Stock Option Plan.

   (5)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 12,000 shares of Common Stock granted pursuant to the CDW Director Stock Option Plan.

   (6)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 2,125 shares of Common Stock granted pursuant to the CDW Incentive Stock Option Plan, 61,251 shares of Common Stock granted pursuant to the 1996 CDW Incentive Stock Option Plan and 5,740 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

   (7)    Includes 100,000 shares of restricted stock granted on January 28, 2001 that vest at the rate of 25,000 shares on each of the first four anniversaries of such grant date and options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 670,000 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

   (8)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 3,125 shares of Common Stock granted pursuant to the CDW Incentive Stock Option Plan, 36,000 shares of Common Stock granted pursuant to the 1996 CDW Incentive Stock Option Plan and 8,800 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

   (9)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 12,000 shares of Common Stock granted pursuant to the CDW Director Stock Option Plan.

 (10)    Includes 150,000 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Mr. Krasny’s own shares. As of December 31, 2002 all of the outstanding options are exercisable. These shares are also reported as being beneficially owned by Mr. Krasny. Also includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 1,900 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

 (11)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 3,125 shares of Common Stock granted pursuant to the CDW Incentive Stock Option Plan, 6,000 shares of Common Stock granted pursuant to the 1996 CDW Incentive Stock Option Plan and 6,300 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

 (12)    Includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 12,000 shares of Common Stock granted pursuant to the CDW Director Stock Option Plan.

 (13)    Includes 958,864 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Mr. Krasny’s own shares. As of December 31, 2002 all of the outstanding options are exercisable. These shares are also reported as being beneficially owned by Mr. Krasny. Also includes options, exercisable as of February 28, 2003 or within 60 days thereafter, to acquire 1,900 shares of Common Stock granted pursuant to the 2000 CDW Incentive Stock Option Plan.

 (14)    For purposes of computing the aggregate number of shares owned by directors and executive officers of the Company as a group, shares of Common Stock beneficially owned by more than one executive officer are counted only once.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Executive officers, directors and persons owning more than ten percent of the Company’s stock are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, except as noted below, during the year ended December 31, 2002, all persons subject to Section 16(a) were in compliance with all Section 16(a) filing requirements. A Form 4 filed by Mr. Edwardson for February 2002 incorrectly reported that the Company granted him an option to purchase 150,000 shares of our Common Stock. The Form 4, which has since been amended, should have reported that the Company granted Mr. Edwardson an option to purchase 100,000 shares of our Common Stock.

Annual Report and Form 10-K

The 2002 Annual Report of the Company, which includes financial statements for the years ended December 31, 2002, 2001 and 2000, has been mailed with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of the proxy material. A copy of the Company’s Report on Form 10-K for the year ended December 31, 2002, including the financial statements and the financial statement schedule, as filed with the Securities and Exchange Commission, is available to shareholders and may be obtained by writing to the Secretary at the Company’s executive offices.

PROPOSAL 1

Election of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating activities. Members of the Board are kept informed of the Company’s business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and other officers.

Ten directors, all of whom are members of the present Board of Directors, are recommended for election at the Annual Meeting. All directors serve until the Annual Meeting next following their election and until their successors have been elected. There are no family relationships between or among any directors of the Company.

All of the nominees have consented to serve if elected and the Company has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of all nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

PHOTO Michelle L. Collins Age: 43 Director since April 1996 Board committees: Audit (Chair), Compensation and Stock Option

Ms. Collins is managing director of Svoboda, Collins, L.L.C., a $150 million private equity firm. From 1992 through January 1998, Ms. Collins was a principal at William Blair & Company, L.L.C. Ms. Collins currently serves on the Board of Directors of Coldwater Creek, Inc. and Molex, Inc. Ms. Collins is also a director of several civic organizations and private companies. Ms. Collins is a 1982 graduate of Yale University and a 1986 graduate of the Harvard Graduate School of Business.

PHOTO Casey G. Cowell Age: 50 Director since November 1999 Board committees: Compensation and Stock Option (Chair)

Mr. Cowell is Chairman and principal owner of Durandal, Inc., a holding company for several diversified private companies. Previously, Mr. Cowell co-founded U.S. Robotics, one of the world’s leading suppliers of data communications products and systems. He served as Chairman and Chief Executive Officer of U.S. Robotics from its inception in 1976 until its acquisition by 3Com in June 1997. Mr. Cowell serves on the Board of Directors of Seurat Company. Mr. Cowell is a 1975 graduate of the University of Chicago.

PHOTO John A. Edwardson Age: 53 Director since January 2001, Chairman

Mr. Edwardson serves as our Chairman of the Board of Directors and Chief Executive Officer. He joined the Company in January 2001. Prior to joining the Company, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines. Mr. Edwardson served as Executive Vice President and Chief Financial Officer of Ameritech Corporation from 1991 until 1994. Mr. Edwardson currently serves on the Board of Directors of Household International and serves on the Board of Trustees of Purdue University. Mr. Edwardson is a 1971 graduate of Purdue University where he earned a Bachelor of Science in Industrial Engineering and a 1972 graduate of the University of Chicago where he earned a Masters Degree in Business Administration.

PHOTO Daniel S. Goldin Age: 62 Director since May 2002 Board committees: Corporate Governance

Mr. Goldin is a Distinguished Fellow with the Council on Competitiveness in Washington, D.C. Previously, as NASA’s longest serving Administrator from 1992-2001, he directly served three U.S. Presidents. Prior to his service to our nation, he served as Vice President and General Manager of the TRW Space and Technology Group from 1987-1992, and as an executive and advanced technology researcher with TRW from 1967-1987. He began his career at NASA’s Glenn Research Center working on electric propulsion systems for human interplanetary travel. He sits on the Board of Directors of Lucent Technologies, the Board of Trustees of the National Geographic Society, and is a Senior Fellow at the Neurosciences Institute in La Jolla, California. He  graduated from the City College of New York in 1962 with a Bachelor of Science degree in Mechanical Engineering.

PHOTO Donald P. Jacobs Age: 75 Director since November 1999 Board committees: Audit, Corporate Governance (Chair)

Mr. Jacobs is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the J. L. Kellogg Graduate School of Management and has been a member of the Kellogg faculty since joining the school in 1957. He serves on the Board of Directors of several corporations, including Hartmarx, ProLogis Trust and Terex Corporation. Mr. Jacobs is a graduate of Roosevelt University where he earned a Bachelor of Arts degree in Economics in 1949 and a graduate of Columbia University where he earned a Master of Arts degree in Economics in 1951 and a Doctorate in Economics in 1956. Mr. Jacobs has received numerous honorary degrees from prestigious national and international universities.

PHOTO Michael P. Krasny Age: 49 Director since June 1984 Board committees: Corporate Governance

Mr. Krasny is the founder of our company, currently serves as a director and is Chairman Emeritus. He is also a member of the Corporate Governance Committee. Mr. Krasny served as Chairman of the Board and Chief Executive Officer from our company’s inception through May 2001 and January 2001, respectively, and served as President from our company’s incorporation through December 1990. Mr. Krasny is a 1975 graduate of the University of Illinois where he earned a Bachelor of Science degree in Finance.

PHOTO Terry L. Lengfelder Age: 65 Director since May 2001 Board committees: Audit, Corporate Governance

Mr. Lengfelder is a retired partner of Andersen (formerly Arthur Andersen LLP), where he served as a regional managing partner and in various other assignments from 1972 to 1998. Mr. Lengfelder also served as Chairman of the Board of Partners of Andersen Worldwide in 1993 and 1994. Mr. Lengfelder has been a member of the Board of Directors of Lanoga Corporation since 1999. Mr. Lengfelder served on the Board of Directors of Burns International Services Corporation from 1999 until 2000 and was chairman of the Finance and Audit Committee. He also serves on the Boards of Trustees and as Vice-Chairman of the University of Puget Sound and of Northwest Hospital and Medical Center. Mr. Lengfelder is a 1961 graduate of Washington University with a Bachelor of Science degree in Business Administration.

PHOTO Susan D. Wellington Age: 44 Director since July 2002 Board committees: Compensation and Stock Option

Ms. Wellington previously served as President of U.S. Beverages for The Quaker Oats Company of PepsiCo, from 1998 through March 2002. She held several marketing positions in the Gatorade division of Quaker, including Vice President of Marketing, U.S. Gatorade, from 1994 through 1997, and Vice President Strategy and Market Development, Worldwide Gatorade, from 1991 through 1994. Ms. Wellington is a 1981 graduate of Yale University and holds a Bachelor of Arts degree in Math and Economics.

PHOTO Brian E. Williams Age: 52 Director since January 2000 Board committees: Compensation and Stock Option

Mr. Williams is President and Chief Executive Officer of Element 79 Partners, a full service advertising agency. Prior to joining Element 79 Partners in 2001, Mr. Williams was President of Foote, Cone & Belding Chicago, an advertising firm. Prior to 1998, Mr. Williams was an Executive Vice President at Leo Burnett Company, also an advertising firm. He serves on the Board of Directors of Element 79 Partners and serves on the Board of Trustees of Children’s Memorial Hospital in Chicago, Illinois. Mr. Williams earned his Bachelor of Arts degree from Dartmouth College in 1972 and is a 1975 graduate of Northwestern University’s J. L. Kellogg Graduate School of Management.

PHOTO Gregory C. Zeman Age: 44 Director since June 1990

Mr. Zeman served the Company in varying capacities from March 1987 through 2002. During 2002, he served as an advisor to the Company. Prior to that, Mr. Zeman served as our Vice-Chairman from January 2001 until January 2002 and as our President from January 1991 until January 2001. Prior to becoming President, Mr. Zeman served as an Account Manager, Sales Manager, Purchasing Manager and Vice President of Sales, Purchasing and Marketing. Mr. Zeman is a 1983 graduate of Marquette University where he earned a Bachelor of Science degree in Computational Math.

Board of Directors Meetings and Committees

The Board of Directors held seven meetings during the year ended December 31, 2002.

The Audit Committee is currently comprised of Ms. Collins (who serves as Chair) and Messrs. Jacobs and Lengfelder. Each member of the Audit Committee is “independent,” as such term is defined in the listing standards of the National Association of Securities Dealers. The Audit Committee’s primary duties and responsibilities are set forth in the Audit Committee Charter. The Audit Committee held four regular meetings during the year ended December 31, 2002, met quarterly via a conference call with management and the independent auditors to review financial results prior to public release, and beginning in the second quarter of 2002, met quarterly via a conference call with members of the Company’s internal Disclosure Committee to review the Company’s periodic reports prior to filing with the Securities and Exchange Commission. See “Report of the Audit Committee.”

The Compensation and Stock Option Committee is currently comprised of Messrs. Cowell (who serves as Chair) and Williams, and Mesdames Collins and Wellington. The functions performed by the Compensation and Stock Option Committee include approval of the Chief Executive Officer’s compensation; review and approval of the terms of performance-based compensation programs for officers; review and certification of amounts due under performance-based compensation programs for officers; review and approval of compensation and/or adjustments thereto for other officers and employees to the extent requested by the Chief Executive Officer or otherwise required by the terms of existing employment agreements; and review and approval of the terms of stock option grants. The Compensation and Stock Option Committee held nine meetings during the year ended December 31, 2002. See “Report of the Compensation and Stock Option Committee.”

The Corporate Governance Committee is currently comprised of Messrs. Jacobs (who serves as Chair), Goldin, Krasny and Lengfelder. The Corporate Governance Committee advises the Board on corporate governance issues and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company. A subcommittee of the Corporate Governance Committee, the Nominating Committee, comprised of each member of the Corporate Governance Committee other than Mr. Krasny, reviews recommendations and places in nomination at annual meetings a slate of directors. The Nominating Committee will also consider nominees recommended by shareholders, in writing, provided such candidate demonstrates a serious interest in serving on the Board. The Corporate Governance Committee held one meeting during the year ended December 31, 2002 and directed that presentations on recent corporate governance issues be made to the full Board of Directors at two separate Board meetings. These presentations focused on the recently passed Sarbanes-Oxley Act and recent rule-making initiatives of the Securities and Exchange Commission and NASDAQ.

Management

Set forth below are the names, ages and titles of each executive officer of the Company. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

Name	Age	Position(s) with the Company
John A. Edwardson	53	Chairman of the Board and Chief Executive Officer
Harry J. Harczak, Jr.	46	Executive Vice President – Sales
James R. Shanks	38	Executive Vice President and President, CDW Government, Inc.
Douglas E. Eckrote	38	Senior Vice President – Purchasing and Operations
Barbara A. Klein	48	Senior Vice President and Chief Financial Officer
Arthur S. Friedson	48	Vice President – Coworker Services
Christine A. Leahy	38	Vice President, General Counsel and Corporate Secretary
Jonathan J. Stevens	33	Vice President and Chief Information Officer

See “Election of Directors” for the discussion of Mr. Edwardson.

Harry J. Harczak, Jr. serves as our Executive Vice President – Sales. Mr. Harczak served as our Chief Financial Officer from May 1994 until January 2002. Mr. Harczak also served the Company as Treasurer from 1998 until January 2002 and Secretary from 2000 until January 2002. Mr. Harczak was appointed our Executive Vice President Corporate Strategy in June 2001. Prior to joining the Company, Mr. Harczak was an audit partner in the accounting firm of Coopers & Lybrand L.L.P. where he worked since 1978. Mr. Harczak is responsible for our sales force serving the corporate customer segment, and is also responsible for our sales recruiting and training functions. Mr. Harczak currently serves on the Board of Directors of U.S. Cellular. He is a 1978 graduate of DePaul University, where he earned a Bachelor of Science degree in Accounting, and a 1995 graduate of the University of Chicago Executive Program, where he earned a Masters of Business Administration. Mr. Harczak is a certified public accountant.

James R. Shanks serves as our Executive Vice President and President of CDW Government, Inc., or CDW-G, our wholly-owned subsidiary serving the public sector. Mr. Shanks joined the Company in 1993 as Director of Information Technology, was appointed Vice President – Information Systems in 1996 and served as Chief Information Officer from 1999 until 2001. Prior to joining the Company, Mr. Shanks was employed by American Hotel Register from January 1985 to August 1993 as Manager of Information Systems. Mr. Shanks is a 1991 graduate of Barat College where he earned a Bachelor of Science degree in Computer Information Systems and a 1996 graduate of Northwestern University’s J. L. Kellogg Graduate School of Management.

Douglas E. Eckrote serves as our Senior Vice President - Purchasing and Operations. Mr. Eckrote joined the Company in January 1989 and since that time has served as an Account Manager, Sales Manager and Director of Operations. Mr. Eckrote was appointed Vice President - Operations in January 1999 and Senior Vice President - Purchasing in April 2001. Mr. Eckrote has primary responsibility for product acquisition, managing vendor relationships and the Company’s warehousing, distribution and technical service functions. He is a 1986 graduate of Purdue University where he earned a Bachelor of Science degree in Agricultural Sales and Marketing.

Barbara A. Klein serves as our Senior Vice President and Chief Financial Officer. Ms. Klein joined the Company in February 2002 and is responsible for financial planning and analysis, accounting, SEC reporting, budgeting, treasury, tax, risk management, internal audit, investor relations, corporate development and strategy. Prior to joining the Company she served as Vice President, Finance and Chief Financial Officer of Dean Foods Company. Prior to Dean Foods, Ms. Klein served as Vice President and Corporate Controller for Ameritech Corporation. Additionally, Ms. Klein has held senior management positions at Pillsbury and Sears, Roebuck and Co. Ms. Klein, a certified public accountant and member of the American Institute of CPAs and the Illinois Society of CPAs, earned an M.B.A. from Loyola University. Ms. Klein graduated from Marquette University with a Bachelor of Science degree in Accounting and Finance.

Arthur S. Friedson serves as our Vice President - Coworker Services. Mr. Friedson joined the Company in May 1997 as Director of Human Resources and was named Vice President – Coworker Services in January 2000. Mr. Friedson oversees our coworker services function which provides comprehensive assistance to our coworkers in a variety of areas including benefits, compensation, performance management and recruitment. Prior to joining the Company, Mr. Friedson had more than 15 years of experience in human resource management at Columbia/HCA Healthcare Corporation and Amoco Corporation. Mr. Friedson is a 1980 graduate of The City College, City

University of New York where he earned a Bachelor of Arts degree in Psychology and a 1983 graduate of Loyola University of Chicago where he earned a Master of Science degree in Industrial Relations.

Christine A. Leahy serves as Vice President, General Counsel and Corporate Secretary. Ms. Leahy leads all legal strategy and implementation. Ms. Leahy joined the Company in January 2002. Before joining the Company, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin Brown & Wood where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy received her undergraduate degree from Brown University and her J.D. from Boston College Law School.

Jonathan J. Stevens serves as Vice President and Chief Information Officer. Mr. Stevens joined the Company in June 2001 as our Vice President – Information Technology and was named Chief Information Officer in January 2002. Mr. Stevens is responsible for the strategic direction of the company’s information technology infrastructure, applications development, help desk, Web development and e-commerce initiatives. Prior to joining the Company, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through an alliance between Microsoft and Accenture. Previously, Mr. Stevens was a principal with Microsoft Consulting Services and led an IT group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton where he earned a Bachelor of Science degree in Computer Information Systems Management.

Director Compensation

Directors who are not employees of the Company (“Non-Employee Directors”) are paid an annual fee of $30,000. Non-Employee Directors may elect to be paid their annual fee in cash or stock options, or a combination of both. Additionally, the 2002 CDW Incentive Stock Option Plan contains provisions for the automatic annual grant to Non-Employee Directors of stock options to purchase 10,000 shares of Common Stock.

Executive Compensation

Information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2002, 2001 and 2000, for (i) John A. Edwardson, our chief executive officer and (ii) the other four most highly compensated executive officers of the Company in 2002 (the “Named Officers”) is shown below:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($) (1) (2)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)		All Other Compensation ($) (3)

John A. Edwardson	2002	$675,000	$1,000,775	—	—	100,000	(4)	$4,160
Chairman of the Board and	2001	$546,923	$874,003	—	$3,662,500	1,608,067		$3,779
Chief Executive Officer	2000	—	—	—	—	—		—

Daniel B. Kass	2002	$67,272	$709,070	—	—	—		$4,160
Executive Vice President (5)	2001	$214,440	$1,102,919	—	—	20,602		$3,779
	2000	$207,388	$1,224,410	—	—	29,207		$4,000

Harry J. Harczak, Jr.	2002	$250,000	$753,375	—	—	25,000		$4,160
Executive Vice President –	2001	$202,186	$588,003	—	—	16,049		$3,779
Sales	2000	$195,537	$653,282	—	—	19,484		$4,000

James R. Shanks	2002	$225,000	$651,625	—	—	22,000		$4,160
President –	2001	$202,186	$586,188	—	—	16,049		$3,779
CDW Government, Inc.	2000	$195,537	$652,344	—	—	19,484		$4,000

Douglas E. Eckrote	2002	$205,000	$583,750	—	—	19,200		$4,160
Senior Vice President –	2001	$186,837	$486,495	—	—	15,058		$3,779
Purchasing and Operations	2000	$180,693	$531,821	—	—	17,368		$4,000

______________

(1)       Amounts reflected are pursuant to performance-based compensation programs.

(2)       Includes amounts representing travel incentive awards and company-wide bonus plans.

(3)       Reflects the Company’s contributions to the account of each of the Named Officers under the CDW Computer Centers, Inc. Employees’ Profit Sharing Plan and Trust, including employer matching contributions. The amounts for the 2002 contributions represent the Company’s best estimate, as final calculations have not been completed at the date of this Proxy Statement.

(4)       Mr. Edwardson waived his right, under his employment agreement to receive options to purchase 150,000 shares of Common Stock and instead agreed that he would be granted options to purchase 100,000 shares of Common Stock. Mr. Edwardson took this action so additional options could be granted to other coworkers of the Company.

(5)       Mr. Kass resigned from the Company effective January 2, 2003.

Option Grants

Information with respect to grants of stock options to Named Officers during 2002 is set forth below.

OPTIONS GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

(a)	(b)		(c)	(d)	(e)	(f)		(g)
Name	Options Granted		% of Total Options Granted Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Market Price on Grant Date ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)

John A. Edwardson	100,000	(1) (2)	9.50%	$55.630	$55.630	2/01/2012	$0	$3,498,541	$8,865,989

Daniel B. Kass	—		—	—	—	—	—	—	—

Harry J. Harczak, Jr.	25,000	(1)	2.37%	$55.630	$55.630	2/01/2012	$0	$874,635	$2,216,497

James R. Shanks	22,000	(1)	2.09%	$55.630	$55.630	2/01/2012	$0	$769,679	$1,950,518

Douglas E. Eckrote	19,200	(1)	1.82%	$55.630	$55.630	2/01/2012	$0	$671,720	$1,702,270

______________

(1)       Options are exercisable at the rate of 20% per year, beginning February 1, 2003. Options become fully exercisable upon a change-in-control of the Company.

(2)       Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock and was instead granted options to purchase 100,000 shares of Common Stock. Mr. Edwardson took this action so additional options could be available for grant to other coworkers of the Company.

Option Exercises and Fiscal Year-End Values

Information with respect to options exercised and shares sold during 2002, unexercised options to purchase Common Stock granted under the MPK Stock Option Plan and CDW Incentive Stock Option Plans, and restricted shares granted under the MPK Restricted Stock Plan to the Named Officers and held by them at December 31, 2002 is set forth below.

OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($) (2)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John A. Edwardson	—	—	320,000	1,388,067	$2,312,000	$9,601,657
Daniel B. Kass (1)	384,376	$19,025,007	151,900	47,909	$6,596,776	$1,693,499
Harry J. Harczak, Jr.	104,356	$4,088,489	41,025	468,570	$833,264	$9,534,351
James R. Shanks	122,805	$4,228,894	9,125	465,570	$244,112	$9,534,351
Douglas E. Eckrote	55,225	$2,210,940	59,025	451,782	$1,152,924	$9,084,849

______________

(1)       All shares acquired on exercise are attributable to the exercise of options issued pursuant to the MPK Stock Option Plan. Unexercised options at December 31, 2002 include options for 150,000 shares pursuant to the MPK Stock Option Plan, all of which are exercisable.

(2)       Based on the closing price as reported by The Nasdaq Stock Market of the Company’s Common Stock on December 31, 2002 ($43.850), less the respective exercise prices.

MPK Stock Option Plan

At the time of the Company’s initial public offering, Mr. Krasny established the MPK Stock Option Plan pursuant to which he granted to Messrs. Zeman and Kass and another former employee of the Company non-forfeitable options to purchase in the aggregate 16,573,500 shares of Common Stock owned by him. As of February 28, 2003, options to acquire an aggregate of 1,108,864 shares of Common Stock remain outstanding, of which Mr. Zeman holds options to acquire 958,864 shares and Mr. Kass holds options to acquire 150,000 shares. The options may be exercised at a price of $0.004175 per share under the terms of the MPK Stock Option Plan. All options are exercisable and must be exercised by Mr. Zeman and Mr. Kass within six months after their respective termination of employment with the Company, which termination was January 2, 2003 for both individuals. The MPK Stock Option Plan, which is wholly funded from shares of Common Stock owned by Mr. Krasny, does not result in a cash payment from plan participants to the Company or increase the number of outstanding shares of Common Stock.

Employment Related Agreements

Messrs. Krasny, Zeman and Kass

The Company entered into Employment and Non-Competition Agreements with Messrs. Krasny, Zeman and Kass that became effective upon the consummation of the Company’s initial public offering in 1993. Each Agreement contains a non-competition restriction prohibiting the individual from undertaking certain competitive activities for a two-year period after the date his employment with the Company ceases. Effective May 23, 2001, Mr. Krasny resigned, thereby terminating his employment with the Company. Effective January 2, 2003, Messrs. Zeman and Kass resigned, thereby terminating their employment with the Company. Messrs. Krasny and Zeman presently serve the Company solely in the capacity of a director.

Mr. Edwardson

The Company entered into an employment agreement with John A. Edwardson on January 28, 2001. The agreement provides for Mr. Edwardson to serve as Chief Executive Officer of the Company until the fifth anniversary of the agreement, subject thereafter to annual renewal provisions. Pursuant to the employment agreement, during the term of his employment with the Company, Mr. Edwardson will be nominated for election as a member of the Board of Directors and, if so elected will be appointed Chairman of the Board. Mr. Edwardson received an initial annual base salary of $600,000, subject to annual review by the Compensation Committee, and participates in the Company’s Senior Management Incentive Plan. Incentive bonuses under the Senior Management Incentive Plan are based on objective criteria established and approved by the Compensation Committee of the Board each year.

In accordance with the employment agreement, Mr. Edwardson received non-qualified stock options to purchase 1,600,000 shares of Common Stock under the Company’s 2000 Incentive Stock Option Plan. The exercise price of these options is $36.625, the fair market value of the Company’s Common Stock on the date of grant. One-fifth of these options vest on each of the first five anniversaries of the employment agreement. In addition, Mr. Edwardson was granted a restricted stock award of 100,000 shares of Common Stock that vests in equal annual installments on the first four anniversaries of the date of grant. If Mr. Edwardson’s employment is terminated by the Company without “Cause” or by Mr. Edwardson for “Good Reason,” one-half of any unexercisable such options will immediately become exercisable and one-half of the portion of the restricted stock award that is not vested will immediately become vested. In addition, under the terms of the employment agreement, Mr. Edwardson is granted annually non-qualified stock options to purchase 150,000 shares of Common Stock, which options will be subject to terms substantially similar to the terms of the options described above. With respect to his 2002 grant, Mr. Edwardson only accepted options to purchase 100,000 shares in order to make options for an additional 50,000 shares available to other coworkers of the Company.

If the employment agreement is terminated by the Company without “Cause” or by Mr. Edwardson for “Good Reason,” the Company will be required, among other things, to make a lump sum cash payment to Mr. Edwardson equal to two times the sum of his annual base salary and his average annual bonus and to pay certain accrued obligations through the date of termination. For purposes of the employment agreement, Good Reason includes the failure to elect Mr. Edwardson as Chairman of the Board immediately following each annual meeting of shareholders during the employment period. Such election is possible only if the shareholders re-elect Mr. Edwardson as a member of the Board, and if he is not so re-elected, he will be entitled to terminate the employment agreement for Good Reason and receive the payments described above. The agreement also contains standard non-competition and non-solicitation covenants that survive during the term of the agreement and for a period of two years thereafter.

The Company has also entered into a transitional compensation agreement with Mr. Edwardson. In the event of a Change in Control (as defined in the transitional compensation agreement), the employment relationship between the Company and Mr. Edwardson will be exclusively governed by the transitional compensation agreement. Upon a Change in Control, all stock options, restricted stock and other equity awards to Mr. Edwardson that are not otherwise vested will vest in full, and all options will remain exercisable for the period provided in the applicable award agreement. If, following a Change in Control, there is a Qualifying Termination (as defined in the transitional compensation agreement), Mr. Edwardson will receive the following benefits in lieu of benefits under the employment agreement: (i) payment in a lump sum of an amount equal to 300% of his base salary and his average annual bonus, (ii) prorated annual incentive bonus (based on the target bonus under the Incentive Plan)

through the date of termination, (iii) payment of all accrued obligations through the date of termination in a lump sum and (iv) the continuation of all welfare benefits and senior executive perquisites for a period of two years or an equivalent lump sum cash payment. In the event that such payments and benefits subject Mr. Edwardson to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Edwardson would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Certain Arrangements with Other Named Officers

The Company has entered into transitional compensation agreements with each of the executive officers of the Company, including the Named Officers (other than Mr. Edwardson). The agreements generally provide that in the event the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within two years after a Change in Control (as such terms are defined in the agreements), the executive will receive the following benefits in lieu of any other severance under any severance plan, policy or arrangement of the Company (including the Compensation Protection for Executives described below): (i) payment in a lump sum of an amount equal to 250% of the executive’s base salary and bonus (calculating the amount of the bonus as the higher of (A) the executive’s target bonus during the year in which the Change in Control occurs and (B) the executive’s average bonus for the prior three years), (ii) prorated annual incentive bonus (based on the target bonus under the Incentive Plan) through the date of termination, (iii) payment of all accrued obligations through the date of termination in a lump sum, (iv) the continuation of all welfare benefits for a period of two years or an equivalent lump sum cash payment and (v) outplacement services of up to $20,000. In the event that such payments and benefits subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive would be entitled to receive a “gross-up” payment, unless the executive’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

The Company has also adopted a Compensation Protection Plan for Executives in which each of the executive officers of the Company, including the Named Officers (other than Mr. Edwardson), participates. Under this plan, in the event the executive is terminated by the Company without Cause (as defined in the plan), the executive will receive the following benefits: (i) continuation in accordance with the Company’s regular payroll practices of the executive’s base salary for two years, (ii) payment of 200% of the executive’s bonus which would have been earned if the executive had remained employed by the Company for the full fiscal year in which the termination date occurs (“Termination Year Bonus”), which payment will be made in two equal installments (on the first and second anniversaries of the executive’s termination date), (iii) prorated annual incentive bonus (based on the Termination Year Bonus) through the date of termination, (iv) the continuation of medical, dental, accident and life insurance coverage for two years or, if earlier, the date that the executive becomes eligible for each such type of insurance coverage from a subsequent employer and (v) outplacement services of up to $20,000. An executive is required to execute a general release agreement in favor of the Company in order to receive the foregoing benefits.

In order to induce the Company to enter in a transitional compensation agreement and as a condition to participation in the Compensation Protection Plan for Executives, each executive officer of the Company entered into a noncompetition agreement with the Company.

Certain Transactions

On February 5, 2001, the Company entered into a registration rights agreement with each of Mr. Zeman and Mr. Kass (the “Registration Rights Agreements”). The Registration Rights Agreements give each of Mr. Zeman and Mr. Kass the right to demand (a “Registration Demand”), one time in each of calendar year 2001, 2002 and 2003, that the Company register some or all of the shares of Common Stock held by him at such time or to be acquired by him pursuant to the exercise of options under the MPK Stock Option Plan. The Company has the option, when a Registration Demand is presented to it, to either (i) purchase, at a per share price equal to $0.015 less than the then-current trading price, the shares subject to such Registration Demand, (ii) register such shares on a “shelf” registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) register such shares on a registration statement under the Securities Act and cooperate with Mr. Zeman or Mr. Kass, as applicable, in developing and conducting an organized marketing campaign and “road show” relating to such registration statement. The Registration Rights Agreements contain customary conditions and limitations, including those relating to blackouts resulting from material non-public information which the Company should not be forced to disclose prematurely and to giving priority to Company financings.

On January 25, 2002, the Company received a Registration Demand from Mr. Zeman for 2,000,000 shares of Common Stock. On March 11, 2002, the Company filed a “shelf” registration statement pursuant to Rule 415 under the Securities Act covering the 2,000,000 shares of Common Stock. On March 26, 2002, Mr. Zeman exercised options under the MPK Stock Option Plan and sold the shares in an underwritten offering. Mr. Zeman received proceeds of $47.70 per share, which is net of the underwriting discount. The Company incurred $41,000 in expenses relating to the registration statement and the Company executed an underwriting agreement pursuant to which it agreed to certain indemnities, including under the securities laws.

On May 7, 2002, the Company purchased 384,376 shares of Common Stock from Mr. Kass at a total cost of $19.0 million ($49.50 per share). The closing price of a share of our Common Stock on NASDAQ on May 7, 2002 was $50.83. In connection with this purchase, Mr. Kass agreed to waive his right, as described above, to present a Registration Demand during 2002.

The Company agreed to pay the costs associated with an executive assistant for Mr. Krasny during the two-year period following his resignation effective May 23, 2001. The Company has extended this agreement for one year, but Mr. Krasny has agreed to reimburse the Company for the costs incurred by the Company for the third year. In 2002, the Company paid approximately $67,250 under this arrangement.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three independent directors. Its duties and responsibilities are set forth in a written charter (the “Audit Committee Charter”). The Audit Committee Charter was attached as Exhibit A to the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders. The duties and responsibilities of public company audit committees have been the subject of several recent rulemaking initiatives of the Securities and Exchange Commission and NASDAQ. At such time as these rulemaking initiatives are finalized, the Board of Directors will amend the Audit Committee Charter in order to reflect the new scope of the Audit Committee’s duties and responsibilities. The Audit Committee believes that it is in full compliance with all regulatory requirements that are currently applicable to it.

In the course of fulfilling its responsibilities during fiscal year 2002, the Audit Committee has:

•          reviewed and discussed with management the audited financial statements for the year ended December 31, 2002;

•          discussed with representatives of PricewaterhouseCoopers LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•          received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended;

•          discussed with the Independent Auditor its independence from the Company and management; and

•          considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

THE AUDIT COMMITTEE

Michelle L. Collins
Donald P. Jacobs
Terry L. Lengfelder

Report of the Compensation and Stock Option Committee

The Compensation and Stock Option Committee (the “Committee”) is currently comprised of four independent directors.

Compensation Policy

General. The Company’s executive compensation program is designed to advance the interests of the Company by attracting, motivating and retaining well-qualified executives, managers and other key employees and to align their interests with those of the Company’s shareholders by providing them with performance-based incentives linked to corporate performance factors. The three primary components of the Company’s executive compensation program are:

(i)            base salary;

(ii)           annual incentive awards; and

(iii)          long-term incentive awards in the form of stock option grants.

As a result of a comprehensive review of key aspects of the Company’s executive compensation plan conducted in 2000 and 2001, a number of changes were made to executive programs. In addition to general consistency with the Company’s strategic vision, the changes implemented helped the program better reflect the following defining characteristics:

•          Retention of high quality executives

•          Focus on pay-for-performance

•          Capable of delivering highly differentiated rewards

•          Externally competitive and market-based

•          Flexible and balanced in performance orientation

•          Well integrated with other coworker programs to reinforce commonality of purpose

•          Straightforward, simple and well communicated

•          Anchored in a consistent and logical framework

•          Oriented toward delivery of an effective total compensation package

During 2002, the Committee implemented a two-year transition toward a total compensation profile for executives that is more consistent with the Company’s talent-management objectives and goal of retaining key executives. The Committee selected a comparison group of eighteen companies (the “Peer Companies”) for its study of executive compensation in the market. The group includes certain direct competitors where data was publicly available, companies with whom CDW competes for executive talent, companies of similar size, and companies headquartered in the Chicago metropolitan area. The Peer Companies include some of the companies utilized in the Stock Performance Graph that the Committee determined were appropriate for compensation comparison purposes.

In addition, as part of the transition to a more market-driven executive compensation plan, the Committee approved in 2002 the transitional compensation agreements, Compensation Protection Plan for Executives and noncompetition agreements described under “Employment Related Agreements-Certain Arrangements with Other Named Officers.” The Committee believes these arrangements are beneficial to the Company for two primary reasons. First, they enabled the Company to obtain noncompetition agreements from its executives. Second, the implementation of a competitive severance protection program furthers the Company’s ability to attract and retain executives of the highest quality.

Base Salary. Base salaries for executive officers of the Company reflect their level of experience, past and expected future performance and market conditions. One aspect of the transition discussed above was the development of market-rate base pay levels for each executive role, targeted at or near the 50th percentile among Peer Companies. For 2002, base salaries for executive officers were increased, where appropriate, based on the established 50th percentile target.

Annual Incentive Awards. The annual incentive element of the Company’s executive compensation program is awarded pursuant to the Company’s Senior Management Incentive Plan. The Senior Management

Incentive Plan has been designed to provide opportunities for awards that will place executive total cash compensation at or near the 75th percentile among the Peer Companies, provided the Company achieves pre-established operating income levels. For 2002, awards under the plan were based predominantly upon achievement of pre-established goals related to growth in income from operations and also on the achievement of individual performance goals.

As part of the executive compensation review discussed above, the Committee noted its desire to incorporate greater emphasis on individual accountability for business results, particularly among the senior executive group. Accordingly, starting in 2002, final awards under the Senior Management Incentive Plan also take into account individual performance relative to established goals and objectives, as well as other business factors that the Committee deems relevant to attainment of the Company’s overall financial goals and strategic vision. For 2002, awards under the plan were impacted by level of achievement of individual performance goals for the year.

In addition to the Senior Management Incentive Plan, the Company’s executives participate in a company-wide management bonus pool. Each executive officer received a $10,000 allocation of the pool for fiscal year 2002.

Long-Term Incentive Awards. The long-term incentive element of the Company’s executive compensation program consists of the grant of stock options to employees, including the Company’s executive officers. Stock options have been granted to the executive officers with an exercise price equal to 100% of fair market value as of the date of grant. For the 2002 compensation year, the Company’s long-term incentive program was reconfigured to provide opportunities at or near the 75th percentile among the Peer Companies, underlining the emphasis on longer-term results that the Committee believes is appropriate for senior executive team members. Once the amount of the award was determined based upon this comparative information, the number of stock options granted was determined by dividing the amount of the award by the Black-Scholes valuation on the date of the issue of the options.

Compensation of the Chief Executive Officer

For 2002, Mr. Edwardson received base salary of $675,000, a bonus of $990,000, and a stock option grant of 100,000 options with an exercise price equal to 100% of fair market value as of the date of grant. The base salary of Mr. Edwardson was initially established by the terms of his employment agreement in 2001 and is subject to periodic adjustments by the Committee. However, because Mr. Edwardson’s base salary remained competitive with chief executive officers of Peer Companies, no such adjustments were made in 2002. Mr. Edwardson’s bonus compensation was calculated according to the same criteria used for the other executive officers. Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock; instead he accepted options to purchase 100,000 shares so that additional options could be granted to other coworkers.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally structures the performance-based portion of the compensation of its executive officers in a manner that complies with this provision so that such amounts will be deductible to the Company. However, there may be circumstances when the Company determines to forgo any or all of the tax deduction to further the long-term interests of our shareholders.

COMPENSATION AND STOCK OPTION COMMITTEE
Michelle L. Collins
Casey G. Cowell
Brian E. Williams
Susan D. Wellington

Shareholder Return Performance Presentation

Stock Price Performance Graph

The following stock performance graph compares cumulative total stockholder return on the Company’s Common Stock with the cumulative total return for (i) the S&P Midcap 400 Index and (ii) the Company’s Peer Group for the period commencing December 31, 1997 and ending December 31, 2002 where $100 was invested on December 31, 1997. The Company’s Peer Group consists of CompuCom Systems, Inc., GTSI Corp., Insight Enterprises, Inc., PC Connection, Inc., PC Mall, Inc. and Zones, Inc.

Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

CDW Computer Centers, Inc.	$100	$184	$302	$214	$412	$337
S&P Midcap 400	$100	$119	$137	$161	$160	$136
Peer Group	$100	$161	$184	$98	$143	$79

PROPOSAL 2

Ratification of Selection of Independent Accountants

Subject to ratification by shareholders at the Annual Meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved the selection of the independent accounting firm of PricewaterhouseCoopers LLP to audit the Company’s financial statements for the 2003 fiscal year. PricewaterhouseCoopers LLP has audited the Company’s financial statements since March 31, 1992. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the foregoing recommendation is rejected or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants.

Fees incurred by the Company to PricewaterhouseCoopers LLP during fiscal 2002 were as follows:

Audit Fees

Fees incurred by the Company by PricewaterhouseCoopers LLP for auditing the Company’s annual financial statements for the fiscal year ended December 31, 2002 and reviewing those financial statements included in the Company’s quarterly reports on Form 10-Q during that fiscal year totaled $329,000.

Financial Information Systems Design and Implementation Fees

The Company did not engage PricewaterhouseCoopers LLP to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

Fees incurred by the Company by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company during the Company’s 2002 fiscal year totaled $611,000, consisting of tax-related services and business process reviews.

PROPOSAL 3

Approval of Amendment to Company’s Charter
to Change the Company’s Name

Our Board of Directors has approved an amendment to Article First of the Company’s Articles of Incorporation, subject to shareholder approval, which will change the name of the Company to “CDW Corporation.” The Board recommended that this amendment be submitted to the shareholders for approval at the 2003 Annual Meeting. For the reasons described below, the Board believes that approval of the amendment changing the name to “CDW Corporation” is in the best interests of the Company and our shareholders.

Reasons for and Proposed Amendment

Because “CDW Computer Centers,” has a retail connotation, is limiting in description and no longer accurately describes our current and future business, management has recommended that the Company adopt a new corporate name. Management believes that “CDW Corporation,” which simplifies and broadens our corporate name while maintaining the well-known “CDW,” more accurately reflects our Company’s strategic direction.

The name change will not in any way affect the validity of currently outstanding stock certificates. You will not be required to surrender or exchange any stock certificates that you currently hold. Our ticker symbol on NASDAQ will continue to be “CDWC.” New share certificates issued upon transfer of shares will bear the name “CDW Corporation” and will have a new CUSIP number. Delivery of existing stock certificates will continue to be accepted in transactions made by shareholders after the corporate name is changed.

The Board of Directors believes that the adoption of the proposed amendment to the Articles of Incorporation is in the best interests of the Company and our shareholders. Accordingly, the Board is proposing that Article First of the Articles of Incorporation be amended to change the name of the Company to “CDW Corporation.” The full text of Article First of the Restated Articles of Incorporation, as proposed to be amended, is as follows:

“FIRST: The name of the Corporation is CDW Corporation (hereinafter, the “Corporation”).”

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the amendment to the Company’s Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.

PROPOSAL 4

Approval of Change in Corporate Structure

Our Board of Directors has approved a proposal, subject to shareholder approval, to change our corporate structure that would be affected by transferring a significant portion of our assets to two new wholly-owned subsidiaries, CDW Direct LLC (“CDW Direct”) and CDW Logistics, Inc. (“CDW Logistics”). The Board recommended that this proposal be submitted to the shareholders for approval at the 2003 Annual Meeting. The Board elected to require shareholder approval of this change in corporate structure because of (1) a provision in the Illinois Business Corporation Act that requires shareholder approval of a “sale, lease, exchange or other disposition of all or substantially all the property and assets” of a corporation, (2) uncertainty under Illinois law of what constitutes “all or substantially all” the properties and assets of a corporation and (3) uncertainty under Illinois law as to whether transfers by a corporation to one or more of its subsidiaries are exempt from the shareholder approval requirement. For the reasons described below, the Board believes that the proposal to change our corporate structure is in the best interests of the Company and our shareholders.

Change in Corporate Structure

Following the change in corporate structure, if approved by shareholders, CDW would have four primary operating subsidiaries: CDW Direct, CDW Select, Inc. (“CDW Select”), CDW Government, Inc. (“CDW-G”) and CDW Logistics. All sales functions would be conducted by CDW Direct, CDW Select and CDW-G. CDW-G would continue selling to the public sector. The corporate sales functions previously performed by CDW would reside in CDW Direct and CDW Select. CDW Direct would assume the direct marketing sales function to the corporate sector. CDW Select would also conduct sales to the corporate sector, utilizing on-site customer visits to target high potential customers. CDW Logistics would be a supplier company, selling to CDW Direct, CDW Select and CDW-G. In addition, CDW Logistics would perform such functions as purchasing, warehousing and shipping activities currently performed by CDW. CDW would function as a parent company, performing shared services such as marketing, information technology, human resources, legal and finance services for all of CDW’s subsidiaries.

To effect the change in corporate structure, CDW would transfer to CDW Direct substantially all of the assets associated with the direct marketing sales function, including the accounts receivable and fixed assets, such as furniture, fixtures and personal computers. CDW would transfer to CDW Logistics substantially all of the assets and liabilities associated with purchasing, warehousing, shipping and related support functions, such as customer support. These assets and liabilities would include inventory, accounts payable, vendor contracts and fixed assets, such as warehouse equipment, and all of the assets and liabilities associated with CDW’s two business technology centers.

The Board believes that the proposed change in corporate structure will provide enhanced flexibility that will benefit our company and our shareholders in two ways. First, the proposed change in corporate structure would support the growth of our business. Through CDW Direct and CDW Select, CDW would have its sales force better aligned to target various customer segments in the corporate sector by being better able to serve a segment of its customers that are not adequately served by a direct marketing sales model, while preserving the ability to operate as a direct marketer to serve those customers that are best served under this sales model. Second, the new corporate structure would facilitate the integration of any possible future corporate development activities such as alliances, joint ventures or acquisitions. Accordingly, the Board is proposing to change our corporate structure as described in this proposal.

Rights of Dissenting Shareholders

Under Illinois law, you have the right to dissent from the proposed change to corporate structure and to demand payment in cash for your Common Stock. You may assert such rights by delivering to us, prior to the taking of the vote of shareholders on the proposed change to corporate structure at the Annual Meeting, a written demand for payment of your shares if the proposed change to corporate structure is completed. If the proposed change to corporate structure is approved and you delivered such notice and did not vote in favor of the proposed change to corporate structure, we will, within the later of (i) ten days after the effective date of the transfer of assets from CDW to CDW Direct and CDW Logistics described above and (ii) 30 days after you delivered the written demand for payment, send to you a statement setting forth:

•         our opinion as to the estimated fair value of your shares; and

•         either (1) a commitment to pay such estimated fair value for such shares upon transmittal to us of the relevant stock certificate or certificates or (2) if there is a public market for the shares at which the shares may readily be sold (such as NASDAQ), instructions to you that you should sell your shares within ten days of the delivery of the statement.

Such statement will be accompanied by a consolidated balance sheet of CDW as of the end of a fiscal year ending not earlier than sixteen months before the delivery of the statement, a consolidated statement of our operations for such fiscal year and the latest available quarterly financial statements.

Assuming that the proposed change to corporate structure is consummated, with respect to each dissenter who has perfected their dissenters’ rights and transmitted the relevant stock certificate or certificates to us, if (1) we have committed to pay you the estimated fair value for your shares, we will pay you the estimated fair value of the shares represented by such certificates, plus accrued interest, accompanied by a written explanation of how interest was calculated or (2) if we instructed you to sell your shares and you failed to do so within ten days after the delivery of such statement, then you will be deemed to have sold your shares, at the average closing price of such class of shares on the NASDAQ during that ten-day period. If you do not agree with our opinion as to the estimated fair value of your shares or the amount of interest due, you must, within 30 days of the delivery of our statement of estimated value, notify us in writing of your estimate of fair value and interest due and demand payment for the difference between your estimate of fair value and interest due and either the amount of our payment or the proceeds from sale of your shares, as the case may be.

If we have not agreed with you in writing as to the value of the shares within 60 days of the delivery of your estimate of fair value and interest due, then we must either:

•         pay the difference in value demanded by you, with interest; or

•         file an action in the Circuit Court in Cook County or Lake County, Illinois, asking for a determination by such court of the fair value of the shares and interest due.

All dissenting shareholders whose demands for payment remain unsettled will be made parties to any such proceeding. The court will be authorized to appoint appraisers to assist it in the determination of the fair value of the shares. The court may allow the costs of the proceedings, including fees and expenses of counsel and experts, to be assessed against CDW or any dissenting shareholder, based on the criteria set forth in Section 11.70 of the Illinois Business Corporation Act.

You will be entitled to judgment against us for the amount, if any, by which the court finds the fair value of your shares, plus interest, exceeds the amount paid by us for those shares or the proceeds from the sale of the shares by you. Our failure to commence an action as above described does not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law.

If you vote to approve the proposed change to corporate structure, you waive all of your dissenters’ rights. If you return your proxy but do not vote “For” or “Against” or “Abstain” with respect to approval of the proposed change to corporate structure, the proxy will be voted “For” the proposed change to corporate structure and will thus constitute a waiver of your dissenters’ rights. Your failure to submit a proxy or otherwise vote on the proposed change to corporate structure will not constitute a waiver of your dissenters’ rights. A vote against the proposed change to corporate structure will not satisfy the requirements with respect to a written demand for payment referred to above, and such written demand must be in addition to and separate from any proxy or vote against the proposed change to corporate structure. Other than as described above, you will not be notified of the date by which such demand must be made.

Your right to be paid the fair value of your shares will terminate if (a) you vote for the proposed change to corporate structure, (b) for any reason the proposed change to corporate structure does not become effective or (c) you fail to serve an appropriate timely written demand upon CDW.

The preceding information on rights of dissenting shareholders is a summary of Sections 11.65 and 11.70 of the Illinois Business Corporation Act, which are attached hereto as Exhibit A. The above summary is subject to and qualified in its entirety by reference to Exhibit A. It is suggested that shareholders considering exercising statutory dissenters’ rights consult with their own legal and tax advisors with regard to the consequences of such action.

Any holder of Common Stock desiring to exercise the right to dissent from the proposed change to corporate structure must file with us a written demand for payment by mail addressed to Christine A. Leahy, Secretary, CDW Computer Centers, Inc., 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061, or by delivery in person to our principal office at the above address to the attention of Ms. Leahy. Such objection should be given by or through the person who is, as of April 4, 2002, the record date, the record owner of the shares to which the dissent relates. A beneficial owner of shares that are held in “street name” who desires to exercise his or her dissenters’ rights should take such actions as may be necessary to ensure that a timely and proper demand for payment is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central securities depository, such as Cede & Co. Any beneficial holder desiring to exercise his or her dissenters’ rights who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for payment is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for payment may be made by the record holder of the shares, which may be the nominee of a central securities depository if the shares have been so deposited.

The Board of Directors has the right to abandon the proposed change to corporate structure for any reason (even after shareholder approval), and that right may be exercised if the Board considers the aggregate cost of purchasing dissenting shares to be unacceptable.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for approval of the change in corporate structure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO CHANGE THE CORPORATE STRUCTURE.

Other Matters that May Come Before the Meeting

As of this date, the Company is not aware that any matters are to be presented for action at the meeting other than those referred to in the Notice of Annual Meeting, but the proxy form sent herewith, if executed and returned, gives discretionary authority with respect to any other matters that may come before the meeting

By Order of the Board of Directors

Christine A. Leahy Vice President, General Counsel and Corporate Secretary

Vernon Hills, Illinois April ____ , 2003

EXHIBIT A

§ 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

§ 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Proxy Card Language

DIRECTORS

Directors recommend: A vote for election of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” to the left and write the number of the nominee(s) on the line below.
1	–	01-Michelle L. Collins, 02-Casey G. Cowell, 03-John A. Edwardson, 04-Daniel S. Goldin,
		05-Donald P. Jacobs, 06-Michael P. Krasny, 07-Terry L. Lengfelder, 08-Susan D. Wellington,	|_|	|_|	|_|
09-Brian E. Williams, 10-Gregory C. Zeman

PROPOSALS
			For	Against	Abstain
Directors recommend: A vote for the following proposals:
2	–	Ratification of the selection of PricewaterhouseCoopers L.L.P. as the independent accountants of CDW	|_|	|_|	|_|
3	–	Approval of the amendment to CDW’s Articles of Incorporation to change the Company’s name to “CDW Corporation”	|_|	|_|	|_|
4	–	Approval of change to CDW’s corporate structure	|_|	|_|	|_|

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR items 1, 2, 3, and 4. If any other matters properly come before the meeting, or any adjournment thereof, the person named in this Proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

CDW COMPUTER CENTERS, INC.

Annual Meeting of Shareholders – May 21, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of CDW Computer Centers, Inc., an Illinois Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April [5], 2003, and hereby appoint(s) Barbara A. Klein and Christine A. Leahy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of CDW Computer Centers, Inc., to be held May 21, 2003 at 5:00 p.m., Central Standard Time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)